B of I Holding, Inc. Reports First Quarter Fiscal 2006 Earnings

Net Income Increase of 28% Driven by Growth in Assets

SAN DIEGO, CA -- 11/10/2005 -- B of I Holding, Inc. (B of I) (NASDAQ: BOFI), parent of Bank of Internet USA (Bank), today announced financial results for the quarter ending September 30, 2005. Net income for this quarter, which was the first quarter of fiscal 2006, was $846,000, up 28% from $661,000 for the quarter ended September 30, 2004. Diluted earnings per share were $0.09 for the three months ended September 30, 2005, compared to $0.11 for the 2004 quarter. Diluted earnings per share decreased $0.02 in the current quarter compared to 2004 as a result of the 3,052,174 common shares issued in the Company's initial public offering in March 2005, which added $31.3 million in capital for future growth.

First Quarter Highlights:

--  Total deposits of $400.2 million, up 35% from last year
--  Loans held for investment of $503.5 million, up 42% from last year
--  Total assets of $654.4 million, up 44% from last year
--  Net interest income of $2.5 million, up 18% from last year
--  Net income of $846,000, up 28% from last year
The $185,000 increase in net income for the quarter ended September 30, 2005 compared to September 2004 was primarily the result of higher net interest income from Bank balance sheet growth and higher fee income.

Net interest income increased 18% in the 2005 quarter compared to 2004, as a result of increased investment in mortgage loans and mortgage-backed securities and increased funding from deposits and Federal Home Loan Bank advances. The Bank's deposits and loans held for investment grew 35% and 42% between September 30, 2004 and 2005, respectively. The benefit of additional asset growth was partially offset by a decrease in the net interest margin, which declined to 1.62% this quarter compared to 2.06% for the 2004 quarter. The decline in the net interest margin was due to the flattening of the yield curve, which has generally increased the rate that banks pay on deposits faster than the rate they earn on new mortgage loans and other investments. Non-interest income increased $241,000 in the quarter ended September 30, 2005 compared to the first quarter in 2004 primarily due to a new multifamily correspondent fee arrangement and higher mortgage loan prepayment income.

Gary Lewis Evans, President and CEO, said, "Our 35% deposit growth, year over year, is notable given the flattening of the yield curve and the increased competition for consumer deposits. Our low-cost, internet-only banking model allows us to operate at a better efficiency ratio than many traditional banks. This provides B of I with a competitive advantage because we can pass our operating savings to deposit customers in the form of higher rates."

Non-interest expense, or general and administrative expenses, increased 29% during the quarter ended September 30, 2005 compared to 2004. This was the result of increased costs related to public company compliance, not required in the pre-public quarter ended September 30, 2004 and a $90,000 expense related to stock options and stock grants due to a recent change in accounting rules. Salaries and benefits, excluding the new stock option expense requirement, increased 7% in the quarter ended September 30, 2005 compared to 2004.

Mr. Evans continued, "Earnings are up this quarter, but future growth in assets and profits is our focus. Our goals are to grow assets to $1 billion, increase our annualized efficiency rate to 40% or better, and achieve annualized return on equity of 10% by June of 2007. Going forward, we will work to maintain the high credit quality of our loan and securities portfolio. We will also focus on controlling our costs and gaining better efficiency from our Internet-based platforms as we face the challenge of deploying our capital in a flat yield curve environment at lower net interest margins."

About B of I Holding, Inc. and Bank of Internet USA

B of I Holding, Inc. (the Company) is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

The Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily and single family loans and securities. Bank of Internet offers its products through its websites at www.BofI.com and www.ApartmentBank.com, which include deposit accounts like free interest-bearing checking accounts with online paid check copies, bill payment, account statements, ATM or Visa® Check Card and ATM Fee reimbursement anywhere in the world.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company's business over the Internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                      B of I HOLDING, INC.
           SELECTED CONSOLIDATED FINANCIAL INFORMATION
          (Dollars in thousands, except per share data)

                                     September 30,  June 30,  September 30,
                                        2005         2005         2004
                                      ---------    ---------    ---------
Selected Balance Sheet Data:
Total assets                          $ 654,462    $ 609,508    $ 453,939
Loans held for investment, net of
 allowance for loan losses              503,489      486,872      355,105
Loans held for sale                         781          189          216
Allowance for loan losses                 1,425        1,415        1,060
Mortgage-backed securities available
 for sale                                86,003       62,766       47,458
Investment securities held to maturity    7,669        7,711        8,244
Total deposits                          400,240      361,051      295,677
Advances from the FHLB                  177,591      172,562      121,475
Note payable                                  -            -        3,300
Junior subordinated debentures            5,155        5,155            -
Total stockholders’ equity               69,106       68,650       32,296

                                    At or For the Three Months
                                       Ended September 30,
                                        2005         2004
                                      ---------    ---------
Selected Income Statement Data:
Interest and dividend income          $   7,191    $   4,826
Interest expense                          4,724        2,738
                                      ---------    ---------
Net interest income                       2,467        2,088
Provision for loan losses                    10           15
                                      ---------    ---------
Net interest income after provision
 for loan losses                          2,457        2,073
Noninterest income                          410          169
Noninterest expense                       1,464        1,139
                                      ---------    ---------
Income before income tax expense          1,403        1,103
Income tax expense                          557          442
                                      ---------    ---------
Net income                            $     846    $     661
                                      =========    =========
Net income attributable to common
 stock                                $     745    $     560
Per Share Data:
Net income:
   Basic                              $    0.09    $    0.12
   Diluted                            $    0.09    $    0.11
Book value per common share           $    7.53    $    5.68
Tangible book value per common share  $    7.53    $    5.68
Weighted average number of common
 shares outstanding:
   Basic                              8,300,147    4,508,664
   Diluted                            8,508,706    5,164,963
Common shares outstanding at end of
 period                               8,299,823    4,519,649
Common shares issued at end of
 period                               8,319,123    4,519,649

                               B of I HOLDING,INC.
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (Dollars in thousands, except per share data)

                                                 At or For the Three Months
                                                     Ended September 30,
                                                   2005              2004
                                                   ----              ----
Performance Ratios and Other Data:
Loan originations for investment                 $ 3,039           $11,329
Loan originations for sale                        10,722             2,514
Loan purchases                                    42,245             5,336
Return on average assets                            0.55%             0.64%
Return on average common stockholders' equity       4.78%             8.77%
Interest rate spread(1)                             1.22%             1.87%
Net interest margin(2)                              1.62%             2.06%
Efficiency ratio(3)                                 50.9%             50.5%

Capital Ratios:
Equity to assets at end of period                  10.56%             7.11%
Tier 1 leverage (core) capital to
 adjusted tangible assets(4)                        9.31%             7.60%
Tier 1 risk-based capital ratio(4)                 15.65%            12.03%
Total risk-based capital ratio(4)                  16.01%            12.40%
Tangible capital to tangible assets(4)              9.31%             7.60%

Asset Quality Ratios:
Net charge-offs to average loans outstanding(5)        -                 -
Nonperforming loans to total loans(5)                  -                 -
Allowance for loan losses to total loans held
 for investment at end of period                    0.29%             0.30%
Allowance for loan losses to nonperforming
 loans(5)                                              -                 -

(1)  Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(2)  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)  Efficiency ratio represents noninterest expense as a percentage of the aggregate of net interest income and noninterest income.

(4)  Reflects regulatory capital ratios of Bank of Internet USA only.

(5)  At September 30, 2005 and 2004, we had no nonperforming loans, no foreclosures and no specific loan loss allowances.

Contact:
B of I Holding, Inc.
Gary Lewis Evans
CEO
858-350-6213
Gary@BankofInternet.com

CCG Investor Relations
Crocker Coulson
President
310-231-8600 ext 103
crocker.coulson@ccgir.com